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Exhibit 21

LIST OF SUBSIDIARIES

Stamps.com Inc.’s subsidiaries other than certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2019, are as set forth below.

Stamps.com Inc.'s direct wholly owned subsidiaries include:

Auctane LLC, a Texas limited liability company, d/b/a ShipStation;
Interapptive Inc., a Missouri corporation, d/b/a ShipWorks;
Pacific Shelf 1855 Limited, a limited company organized under the laws of England and Wales;
PhotoStamps Inc., a California corporation;
PSI Systems, Inc., a California corporation d/b/a Endicia;
ShipEngine Inc., a Delaware corporation; and
ShippingEasy Group, Inc., a Delaware corporation.

In addition:

MetaPack Limited, a limited company organized under the laws of England and Wales, is wholly owned by Pacific Shelf 1855 Limited and is an indirect wholly owned subsidiary of Stamps.com Inc.;

MetaPack Germany GmbH, MetaPack Holdings USA, Inc., MetaPack Poland Sp. z o.o. and MetaPack Software SAS are organized under the laws of Germany, the State of Georgia, Poland and France, respectively, are wholly owned by MetaPack Limited and are indirect wholly owned subsidiaries of Stamps.com Inc.;

Abol Software, Inc., a Georgia corporation, is wholly owned by MetaPack Holdings USA, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.;

ShippingEasy, Inc., a Delaware corporation, is wholly owned by ShippingEasy Group, Inc. and is an indirect wholly owned subsidiary of Stamps.com Inc.; and

ShipStation Limited, a limited company organized under the laws of England and Wales, is wholly owned by Auctane LLC and is an indirect wholly owned subsidiary of Stamps.com Inc.

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